Exhibit 10.2

NON-EXECUTIVE CHAIRMAN TERM SHEET

This term sheet sets forth the key terms for Alessandro (Sandro) DiNello (“Chairman”) with New York Community Bancorp, Inc. (the “Company”) following the proposed investment (the “Transaction”) by Liberty 77 Capital, L.P. pursuant to the Investment Agreement, dated as of the date hereof (the “Investment Agreement”). As soon as practicable following the execution of the Investment Agreement, the parties will promptly and in good faith negotiate one or more definitive documents, which will include terms that are consistent with the terms of this term sheet, to the extent covered hereby.

Term	Provision
Position

Through April 1, 2024, continue as President and Chief Executive Officer of the Company and Executive Chairman of the Board.

Effective April 1, 2024 (the “Transition Date”), serve as Non-Executive Chairman of the Board and cease serving as an employee or executive officer of the Company.

Base Comp

For the period you serve as Executive Chairman of the Board (i.e., from February 6, 2024), base salary of $500k per month, payable 50% in cash and 50% in restricted stock units, which will be granted on or promptly following the date hereof and shall vest on the first anniversary of the date of grant, subject to continued service.

While you serve as Non-Executive Chairman of the Board, base compensation of $450k per year, payable in cash.

Consulting Arrangement	Subject to Board approval, Chairman will also serve as a consultant to the Company from the Transition Date until December 31, 2024, or such longer period as the parties mutually agree. The parties will work in good faith to enter into a consulting arrangement prior to the Transition Date on market standard terms, including base compensation of $450k per year and eligibility for a discretionary bonus.

Long-Term Comp	On March 6, 2024, Chairman shall be granted (i) a one-time long term incentive award in the form of 10-year stock options covering 4mm shares of Company common stock with an exercise price per share equal to $3.46 and (ii) a one-time RSU award covering 1.69mm shares of Company common stock that settle into the lesser of (a) 1.69mm shares or (b) a number of shares that have an aggregate value of $5.84mm on the settlement date. The options and RSUs shall vest on the first anniversary of the date of grant, subject to continued service on the Board.

Indemnity and D&O	The Company will continue to provide indemnification and D&O coverage on the same basis as all other directors.

Covenants	Chairman will continue to be subject to existing restrictive covenants.

This term sheet will be binding on the parties hereto, subject to the Transaction closing in accordance with the terms of the Investment Agreement. This term sheet will be governed by and construed in accordance with the internal laws of the State of New York.

NEW YORK COMMUNITY BANCORP, INC.

By
Name:
Title:
Date:

CHAIRMAN

Name:	Alessandro DiNello
Date: